UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 8, 2009

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 North Sam Houston Pkwy. East, Suite 125 Houston, Texas (Address of principal executive offices)	77032 (Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into a Material Definitive Agreement.

On April 8, 2009, the Board of Directors of Southwestern Energy Company (the “Company”) approved, and the Company has entered into, a Second Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of April 9, 2009, between the Company and Computershare Trust Company, N.A. The Rights Agreement amends, restates, supersedes and replaces the Amended and Restated Rights Agreement dated as of April 12, 1999, as amended March 15, 2002 and June 30, 2006. The rights outstanding under the Rights Agreement (the “Rights”) are currently evidenced (on the basis of one Right for each outstanding share) by the existing certificates for outstanding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), and are not exercisable and do not trade separately from such shares.

The Rights Agreement extends the term of the agreement until April 8, 2019 and amends each Right (which initially represented the right to purchase one share of the Common Stock) to represent the right to purchase, when exercisable, a unit consisting of one one-thousandth of a share (a “Unit”) of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) at a purchase price of $150.00 per Unit (the “Purchase Price”), subject to adjustment. The Series A Preferred Stock is established pursuant to a Certificate of Designation, Preferences and Rights (the “Certificate of Designation”) filed with the Secretary of State of the State of Delaware on April 9, 2009.

The foregoing description of the Rights Agreement and the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the Certificate of Designation, copies of which have been filed as Exhibits 4.1 and 3.1, respectively, hereto and are expressly incorporated by reference herein. A copy of the Company’s press release announcing the Board of Directors’ approval of the Rights Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 3.03      Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 is incorporated into this Item 3.03 by reference.

Item 5.03      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The Company amended its Certificate of Incorporation effective immediately upon its filing of the Certificate of Designation with the Secretary of State of the State of Delaware on April 9, 2009. The Certificate of Designation designates 1,000,000 shares of the Series A Preferred Stock. The rights and preferences of the Series A Preferred Stock include, among other things, the following:

Dividends. Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Company’s Board of Directors, quarterly dividends payable in cash on the 1st day of March, June, September and December in each year (each such date a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of the Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.10 or (ii) subject to adjustment, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of the Common Stock or a subdivision of the outstanding shares of the Common Stock (by reclassification or otherwise), declared on the Common Stock of the Company since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of the Series A Preferred Stock.

Liquidation Preference. With respect to the distribution of assets upon liquidation, dissolution or winding-up of the Company, the holders of the Series A Preferred Stock are entitled to receive an amount equal to $1.00 per share prior to any distribution to holders of the Common Stock or other ranking junior stock. Holders of the Common Stock are then entitled to ratable and proportionate catch-up payments. Thereafter, holders of the Series A Preferred Stock and holders of the Common Stock will receive their ratable and proportionate share of the remaining assets to be distributed, on a per share basis.

Voting Rights. Each share of the Series A Preferred Stock entitles the holder thereof to 1,000 votes, subject to adjustment, on all matters submitted to a vote of the stockholders of the Company. Except as otherwise set forth in the Certificate of Designation or provided by law, the holders of shares of the Series A Preferred Stock and the holders of shares of the Common Stock vote together as one class on all matters submitted to a vote of stockholders of the Company.

The foregoing description of the Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation, which is attached hereto as Exhibit 3.1. The information set forth in Item 1.01 is incorporated into this Item 5.03 by reference.

Item 9.01    Financial Statements and Exhibits

(d)	3.1	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, dated April 9, 2009.

	4.1	Second Amended and Restated Rights Agreement, dated as of April 9, 2009, between Southwestern Energy Company and Computershare Trust Company, N.A., as rights agent.

	99.1	Press Release dated April 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: April 9, 2009	By:	/s/ Greg D. Kerley
	Name:	Greg D. Kerley
	Title:	Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, dated April 9, 2009.

4.1	Second Amended and Restated Rights Agreement, dated as of April 9, 2009, between Southwestern Energy Company and Computershare Trust Company, N.A., as rights agent.

99.1	Press Release dated April 8, 2009.